Exhibit 10.49

To:	Date: March 2, 2012

Subject:	The Andersons, Inc.
2012 Restricted Share Award Letter of Agreement

You have been selected to receive a Restricted Share Award (the “Shares”) subject to the terms and conditions of the Long Term Performance Compensation Plan (the “Plan”) and this Letter of Agreement (the “Agreement”). This Agreement will document the key provisions relating to the Shares awarded to you as of March 1, 2012.

Before executing this Agreement by signing the attached Acknowledgment of Receipt (the “Acknowledgment”), please read the information provided below regarding the specific provisions of your 2012 Restricted Share Award. A copy of the Plan is available upon your request from the Human Resources Department. When you are satisfied that you understand the terms and conditions of the stock award, please sign the attached Acknowledgment and Power of Attorney to Transfer Stock, and return both to Teresa Scott or Steve DeDonato in the Human Resources Department by Wednesday, March 21, 2012. Remember to keep a copy for your files.

1.	Restricted Share Award: Subject to the terms and conditions of the Plan and this Agreement, The Andersons, Inc. (the “Company”) hereby awards you ‹‹rsa›› Shares of the Company’s Common Stock. Following receipt from you of an executed copy of the attached Acknowledgement, the Shares shall be registered in your name on the books of the Company as represented by Computer Share, Registrar and Transfer Agent, in book entry form. By signing the Acknowledgement, you declare having read this Agreement and agree to be bound by all the terms and conditions contained herein.

2.	Vesting: On January 1, 2015, vesting of 100% of the Shares shall occur.

3.	Ownership Rights on Unvested Shares: You have the right to receive cash dividends on the Shares prior to vesting. Dividends must be recorded by the Company as taxable compensation and therefore shall be included on your W-2 tax filing report. Further, you have the right to vote the unvested Shares held by the Company. Any stock dividends issued with respect to the Shares shall be treated as additional Shares under the award and shall be subject to the same restrictions and other terms and conditions that apply to the Shares with respect to which such dividends are issued. You are prohibited from selling your ownership rights to the Shares until vesting occurs.

4.	Delivery of Stock: Vested shares shall be delivered to you as soon as practicable following the date of vesting. In that regard, you agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws. Also the Company must receive from you payment or a written request to withhold a sufficient number of Shares for payment of all federal, state or local taxes of any kind required to be withheld with respect to the vesting of Shares as condition precedent to the delivery of the Shares. Shares are taxed on the market value of the Shares on the date of vesting (i.e., closing price on the business day prior to the date of vesting) at required withholding tax rates. Taxes due must be paid in full within ten business days of the vesting date.

5.

Termination and Forfeiture of Rights: Your right to receive unvested Shares shall terminate and be forfeited upon your termination of employment with the Company or its subsidiaries for any reason, except as otherwise provided in this paragraph. In the event of your death, permanent disability, retirement, or termination of employment due to the sale of your business unit, a proportionate number of shares shall be deemed vested as of your last day of employment with or service to the Company. The number of months of service (rounded to the nearest whole month) from the date of the grant to the date the Shares were scheduled to vest shall be used to determine the proportionate number of shares. In the event of a “change in control” of The Andersons, Inc., as defined by the Plan document or by the Compensation & Leadership Development Committee of the Board, all unvested Shares shall be deemed earned (i.e., 100% vested) and all restrictions will lapse as of the date of the event. If any special vesting events described in this paragraph occur, Shares shall be distributed as soon as practicable following the date of such event.

6.	Transfer of Unvested Shares Upon Termination: In order to facilitate the transfer to the Company of any Shares in which you are not vested pursuant to the terms of this Agreement, you shall execute the enclosed Power of Attorney to Transfer Stock. The Power of Attorney may be used by the Company to transfer any unvested Shares to the Company upon your termination of employment with the Company or its subsidiaries.

7.	Other Acknowledgments: You acknowledge that the Compensation & Leadership Development Committee may adopt and/or change from time to time such rules and regulations as it deems proper to administer the Plan.

8.	Binding Effect: This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

If you have any questions related to the tax consequences of your stock award, please contact Phil Blandford at              in Corporate Accounting. Information is also available by contacting Steve DeDonato at              in Human Resources.

Thank You,

Arthur D. DePompei
Vice President, Human Resources
The Andersons, Inc.